       1                                                 EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share) (Unaudited)
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

                                                        Three Months Ended
                                                             March 31,
                                                        1996        1997
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
Weighted average number of common shares outstanding      3,358      3,375
Common stock equivlents from outstanding stock options        0          0
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Average common and common stock equivalents outstanding   3,358      3,375
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Net Income                                               $ (651)    $ (217)
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Earnings per share (1)                                   $ (.19)    $ (.06)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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